Exhibit 21.1
Subsidiaries
AMSC Australia Pty Ltd – incorporated in Australia
AMSC India Private Limited – incorporated in India
AMSC Austria GmbH – incorporated in Austria
AMSC United Kingdom Limited – incorporated in the United Kingdom
ASC Devens LLC – formed in Delaware
ASC Securities Corp. – incorporated in Massachusetts
Superconductivity, Inc. – incorporated in Delaware
Suzhou AMSC Super Conductor Co., Ltd. – incorporated in China
American Superconductor Europe GmbH – established in Germany
American Superconductor Korea Co., Ltd. – incorporated in South Korea
American Superconductor Romania S.R.L. – incorporated in Romania